As filed with the Securities and Exchange Commission on March 12, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

WELLS FARGO & COMPANY
 (Exact name of registrant as specified in charter)

Delaware	6712	41-0449260
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163
(800) 333-0343
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James M. Strother
Executive Vice President and General Counsel
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163
415-396-1793
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

Robert J. Kaukol
Wells Fargo & Company
1700 Lincoln, Suite 1200
Denver, Colorado 80203
(303) 863-2731

        Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effectiveness of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box.  ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $1-2/3 par value	2,500,000	$57.71	$144,275,000	$18,279.64

(1)

Pursuant to Rule 457(c), the proposed maximum offering price per share is based on the average of the high and low sales prices of the common stock, as reported on the New York Stock Exchange on March 11, 2004.

        Pursuant to Rule 429, the prospectus included in this Registration Statement is combined with the prospectus relating to shares of common stock registered on Form S-3 Registration Statement No. 333-58674 previously filed by the registrant. Upon its effectiveness, this Registration Statement will constitute Post-Effective Amendment No. 1 to such previously filed registration statement.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Wells Fargo Direct®
Wells Fargo & Company Direct Purchase
and Dividend Reinvestment Plan

CUSIP# 949746 10 1

_________________

        Wells Fargo Direct is a direct stock purchase and dividend reinvestment plan that provides a convenient and economical method for new investors to make an initial investment in Wells Fargo common stock and for existing investors to increase their holdings of Wells Fargo common stock.

        As a participant in Wells Fargo Direct you can:

•	purchase Wells Fargo common stock through a convenient, low-cost method;

•	build your investment over time, starting with as little as $250, or $25 if you authorize automatic monthly cash investments;

•	purchase shares by check or automatic monthly bank withdrawals; and

•	reinvest all or some of your cash dividends in Wells Fargo common stock.

        This prospectus describes and constitutes the Wells Fargo & Company Direct Purchase and Dividend Reinvestment Plan, or simply Wells Fargo Direct. Please read this prospectus carefully and keep it for future reference. If you have any questions about Wells Fargo Direct, please call Wells Fargo Bank, N.A., the plan administrator, at 1-877-840-0492 between 7:00 a.m. and 7:00 p.m., central time, on any business day.

        Wells Fargo & Company is a diversified financial services company providing banking, insurance, investments, mortgages and consumer finance. This prospectus relates to [•] shares of Wells Fargo common stock offered for purchase under Wells Fargo Direct. Wells Fargo common stock trades on the New York and Chicago Stock Exchanges under the symbol “WFC.” Wells Fargo’s principal executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is 1-800-333-0343.

        This prospectus incorporates business and financial information about Wells Fargo that is not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request. See “Where You Can Find More Information” on page [•].

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Shares of Wells Fargo common stock are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of Wells Fargo, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

        This prospectus is not an offer to sell securities, nor is it a solicitation of an offer to buy securities, in any state or country where the offer or sale is not permitted. Shares of Wells Fargo common stock offered through Wells Fargo Direct are offered only through a registered broker-dealer subsidiary of Wells Fargo.

Prospectus dated              , 2004

TABLE OF CONTENTS

ABOUT WELLS FARGO DIRECT		[•]
1.	What is Wells Fargo Direct?	[•]
2.	What features does the plan offer?	[•]
3.	How do I enroll in Wells Fargo Direct if I am a Wells Fargo stockholder?	[•]
4.	How do I enroll if my shares are held other than in my name?	[•]
5.	How do I enroll if I am not currently a Wells Fargo stockholder?	[•]
6.	What are the fees associated with participation?	[•]
7.	What are my options for additional cash investments?	[•]
8.	What are my dividend reinvestment options?	[•]
9.	When are dividends paid?	[•]
10.	When does the plan administrator purchase shares?	[•]
11.	How does the plan administrator buy the shares?	[•]
12.	At what price will the plan administrator purchase the shares?	[•]
13.	Can I execute plan transactions by phone?	[•]
14.	May I enroll, view my account information, and execute transactions online?	[•]
15.	How often will I receive account statements?	[•]
16.	Will I receive stock certificates for my plan shares?	[•]
17.	Can I deposit share certificates for safekeeping?	[•]
18.	Can I transfer my plan shares to someone else?	[•]
19.	How do I sell my plan shares?	[•]
20.	How do I close my account?	[•]
21.	Who is the plan administrator and what does the plan administrator do?	[•]
22.	How do I contact the plan administrator?	[•]
23.	What are the U.S. federal income tax consequences of participating in the plan?	[•]
OTHER PLAN INFORMATION		[•]
WHERE YOU CAN FIND MORE INFORMATION		[•]
	Registration Statement	[•]
	Wells Fargo's SEC Filings	[•]
	Documents Incorporated by Reference	[•]
	Documents Available Without Charge From Wells Fargo	[•]
USE OF PROCEEDS		[•]
EXPERTS		[•]

i

WELLS FARGO DIRECT

1.

What is Wells Fargo Direct?

Wells Fargo Direct is a direct stock purchase and dividend reinvestment plan that enables new investors to make an initial investment in Wells Fargo & Company common stock and existing investors to increase their holdings of Wells Fargo common stock. Participants can purchase Wells Fargo common stock with optional cash investments and cash dividends.

2.

What features does the plan offer?

•

Initial investment (page [•]). If you are not a Wells Fargo stockholder, you can make an initial investment in Wells Fargo common stock, starting with as little as $250, or $25 if you sign up for automatic monthly investments.

•

Optional cash investments (page [•]). You can increase your holdings of Wells Fargo common stock through optional cash investments of $25 or more. You can make optional cash investments by check or by authorizing automatic monthly deductions from your checking or savings account.

•

Automatic dividend reinvestment (page [•]). You can also increase your holdings of Wells Fargo common stock through automatic reinvestment of your cash dividends. You can elect to reinvest all or a percentage of your dividends.

•

Share safekeeping (page [•]). You can deposit your Wells Fargo common stock certificates for safekeeping by the plan administrator.

•

Automated transactions (page [•]). You can execute many of your plan transactions online or by phone if you have established automated privileges.

Refer to Question 6 for details on fees charged for these transactions and services.

3.

How do I enroll in Wells Fargo Direct if I am a Wells Fargo stockholder?

If you are a Wells Fargo stockholder of record – that is, your shares are registered in your name, not your broker’s or bank’s name – you can enroll online (see Question 14) or by completing and returning the account authorization form.

4.

How do I enroll if my shares are held other than in my name?

If your Wells Fargo shares are registered in the name of a bank, broker or other nominee, simply arrange for the bank, broker or other nominee to register in your name the number of shares of Wells Fargo common stock that you want to participate in the plan. You can then enroll as a stockholder of record, as described in Question 3 above.  Alternatively, if you do not want to re-register your shares, you can enroll in the plan in the same way as someone who is not currently a Wells Fargo stockholder, as described in Question 5 below.

Regulations in certain countries may limit or prohibit participation in this type of plan.  Persons residing outside the United States who wish to participate in Wells Fargo Direct should first determine whether they are subject to any governmental regulation prohibiting their participation.

5.

How do I enroll if I am not currently a Wells Fargo stockholder?

If you do not currently have any Wells Fargo common stock registered in your name, you can enroll online at www.shareowneronline.com or by completing and returning the account authorization form.  See Question 14 for instructions on how to enroll online.  When you enroll, you will be required to pay a one-time account set-up fee of $10, and either make an initial investment of at least $250 (but not more than $10,000) or authorize automatic monthly bank withdrawals of at least $25 each.  If you authorize automatic monthly bank withdrawals and are enrolling by mail, you must make your first investment of at least $25 by check. Your check for your initial investment and account set-up fee should be made payable to Shareowner Services in U.S. funds drawn on a U.S. bank.

6.

What are the fees associated with participation?

One-Time Account Set Up (no fee for stockholders of record)	$10.00
Optional Cash Investments
• transaction fee
» by check	$3.00 per check
» by automatic monthly withdrawal	$1.00 per request
• brokerage commission	$.03 per share
Dividend Reinvestment
• transaction fee	4% up to $4.00 maximum per investment
• brokerage commission	$.03 per share
Sales
• transaction fee	$10.00 per sale
• brokerage commission	$.03 per share
Returned Checks and Rejected Automatic Bank Withdrawals	$25.00 per item
Prior Year Duplicate Statements	$15.00 per year

We can change the fee structure of the plan at any time. We will give you notice of any fee changes prior to the changes becoming effective.

For cash investment and dividend reinvestment transactions, transaction fees and brokerage commissions are deducted from the amount invested. For sale transactions, transaction fees and brokerage commissions are deducted from the sale proceeds.

7.

What are my options for additional cash investments?

You can make optional cash investments at any time by check or by automatic bank withdrawals from a designated U.S. bank account. Each investment can be for as little as $25. Your total investment for any month is limited to $10,000.

Check.  To make an investment by check, complete and return a plan transaction request form together with your payment. Your check must be made payable to Shareowner Services in U.S. funds drawn on a U.S. bank. The plan administrator must receive your payment at least one business day prior to an investment date; otherwise, your payment will be invested on the next investment date. No interest is paid on your payment pending its investment in Wells Fargo common stock.

Automatic Monthly Withdrawals.  You can also make investments by automatic monthly withdrawals from a designated checking or savings account at a qualified financial institution. Your account will be debited on the 15th day of each month or, if that day is not a business day, the next business day after the 15th. The funds will be invested on the next investment date that is at least three business days after the day your account is debited. To authorize automatic monthly withdrawals, complete Section 6 of the account authorization form and return it to the plan administrator with a voided blank check for a checking account or a deposit slip for a savings account.  If you have established automated privileges, you can also authorize automatic monthly investments online (see Question 14). Your automatic monthly withdrawals will begin as soon as practicable after the plan administrator receives your completed form. You can change the amount of your monthly withdrawal or stop your monthly withdrawal altogether by completing a plan transaction request form and returning it to the plan administrator or, if you have established automated privileges, by going online (see Question 14) or by contacting the plan administrator at 1-877-840-0492. Your change or termination request must be received by the plan administrator at least 15 business days prior to an investment date for the change to be effective for that investment date.  A participant may obtain the return of any cash investment upon request received by the plan administrator on or before the second business day prior to the date on which it is to be invested.

Refer to Question 10 for a discussion of investment dates.

No interest is paid on your payment pending its investment in Wells Fargo common stock.  If any optional cash investment, whether by check or automatic monthly withdrawal, is returned for any reason, Wells Fargo Bank, N.A will remove from the participant’s account any shares purchased upon prior credit of such funds, and will sell these shares.  Wells Fargo Bank, N.A. may sell other shares in the account to cover a $25.00 returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional  shares as necessary to cover any market loss incurred by Wells Fargo Bank, N.A.

8.

What are my dividend reinvestment options?

The reinvestment option you elect will apply to all your Wells Fargo shares – whether held in certificate form, in direct registration or in the plan.

•

Full Dividend Reinvestment.  The plan administrator will reinvest in additional shares of Wells Fargo common stock the full amount of cash dividends paid on all your Wells Fargo shares.

•

Partial Dividend Reinvestment.  The plan administrator will reinvest in additional shares of Wells Fargo common stock a specified percentage (from 10% to 90%, in increments of 10%) of cash dividends paid on all your Wells Fargo shares. Any cash dividends not reinvested will be paid to you by check or direct deposit. To authorize direct deposit, complete Section 6 of the account authorization form.

•

No Dividend Reinvestment.  The plan administrator will pay to you in cash or by direct deposit cash dividends paid on all your Wells Fargo shares. To authorize direct deposit, complete Section 6 of the account authorization form.

9.

When are dividends paid?

Historically, Wells Fargo has paid dividends on the first day of March, June, September and December to stockholders of record on the first or second Friday of February, May, August and November, respectively. The dividend payment date and dividend record date may change in the future. To have your cash dividends reinvested, the plan administrator must receive your account authorization form authorizing dividend reinvestment on or before the dividend record date.

The payment of dividends on Wells Fargo common stock is at the discretion of Wells Fargo’s board of directors. There is no guarantee that Wells Fargo will pay dividends in the future.  The timing and amount of future dividends, if any, will depend on earnings, cash requirements, the financial condition of Wells Fargo and its subsidiaries, applicable government regulations and other factors deemed relevant by the Wells Fargo board.

10.

When does the plan administrator purchase shares?

Optional Cash Investments.  Optional cash investments are made on:

•

Thursday of each week or, if the New York Stock Exchange is not open on Thursday, the next business day the Exchange is open, or

•

in any week in which a cash dividend is paid, the dividend payment date or, if the New York Stock Exchange is not open on the dividend payment date, the next business day the Exchange is open.

Dividend Reinvestment.  Cash dividends are reinvested on the applicable dividend payment date or, if the New York Stock Exchange is not open on the dividend payment date, the next business day the Exchange is open.

Shares are purchased and sold for the plan on specified dates or during specified periods. As a result, you do not have any control over the price at which shares are purchased or sold for your account, and you may pay a higher purchase price or receive a lower sales price then if you had purchased or sold the shares outside of the plan. You bear the risk of fluctuations in the price of Wells Fargo common stock. No interest is paid on funds held by the plan administrator pending their investment. All optional cash investments, including the initial cash investment, are subject to collection by the plan administrator of the full face value in U.S. funds.

11.

How does the plan administrator buy the shares?

The plan administrator may purchase Wells Fargo common stock from Wells Fargo or use an independent agent to buy the shares in the open market or in negotiated transactions. We determine the method. We currently use an independent agent to buy plan shares, but we can change this at any time without notice to you, subject to legal restrictions on how often we change the method. The method used by the plan administrator will impact the price at which your shares are purchased (see Question 12).

12.

At what price will the plan administrator purchase the shares?

Open Market Purchases.  If the shares are purchased in the open market or in a negotiated transaction, your purchase price will be the weighted average purchase price per share for all shares purchased for that investment date. The independent agent purchases shares as soon as practicable, and in no event more than 5 business days, after the applicable investment date.

Purchases from Wells Fargo.  If the shares are purchased from Wells Fargo, your purchase price will be the New York Stock Exchange-only closing price of Wells Fargo common stock for that investment date. If the New York Stock Exchange is closed on that date, then the price will be the New York Stock Exchange-only closing price of Wells Fargo common stock for the next business day the Exchange is open.

The plan administrator may commingle your funds with those of other participants for purposes of forwarding purchase orders to the independent agent.  Also, the plan administrator may offset purchase and sale orders for the same investment date, forwarding to the independent agent the net purchase or sale requirement. Because the prices at which shares are purchased under the plan are beyond your control, you may lose any advantage otherwise available from being able to select the timing of your investment.

13.

Can I execute plan transactions by phone?

If you have established automated privileges on your account authorization form, you can:

•

change the amount of or stop automatic monthly bank withdrawals;

•

change your dividend reinvestment option (for example, from full to partial reinvestment);

•

sell some or all of your plan shares if the current market value of the shares to be sold is $25,000 or less; and

•

request a certificate for some or all full shares in the plan, but only if the current market value of the shares to be issued is $50,000 or less.

To establish automated privileges, complete Section 7 of the account authorization form.

14.

May I enroll, view my account information, and execute transactions online?

The plan administrator maintains an internet web site at www.shareowneronline.com that allows you to enroll online, to view your account balance, recent plan transactions and other helpful information, and to update your personal information.  To enroll online, select “Here,” then “First Time Visitor,” then “New Investor,” then “Wells Fargo & Company.”  Once you have enrolled, you can also:

•

authorize, change or stop automatic monthly bank withdrawals;

•

change your dividend reinvestment option; and

•

sell some or all your plan shares if the current market value of shares to be sold is $25,000 or less.

15.

How often will I receive account statements?

The plan administrator will send you an account statement as soon as practicable after each quarterly dividend reinvestment and after each optional cash investment. The plan administrator will also send you an account statement after any transfer, sale or withdrawal of plan shares.

Account statements provide participants with records of their purchases and sales and other important information and should be retained for tax purposes.

16.

Will I receive stock certificates for my plan shares?

Each share purchase is credited to your plan account. Your account statement will show the number of shares of Wells Fargo common stock, including any fractional share, credited to your account. You will not receive a certificate for your plan shares unless you request one. If you have established automated privileges, you can request a certificate for some or all of your whole shares online (see Question 14) or by calling the plan administrator at 1-877-840-0492.  If you have not established automated privileges, you can request a certificate by submitting your request in writing to the plan administrator (see Question 20 for the mailing address).  Certificates for fractional shares are never issued.

17.

Can I deposit share certificates for safekeeping?

You can at any time, including when you first enroll, deposit Wells Fargo stock certificates registered in your name with the plan administrator for safekeeping, at no cost to you. To use this service, you must send your certificates to the plan administrator with a properly completed account authorization form or plan transaction request form. Shares represented by certificates that you deposit with the plan administrator are credited to your account and thereafter are treated as if acquired under the plan. You are responsible for maintaining your own records of the cost basis of certificated shares deposited with the plan administrator. If your shares are registered in street or other nominee name, you may be able to electronically transfer these shares from your existing account to a plan account. To take advantage of this service, please contact the plan administrator by phone at 1-877-840-0492.

Please do not endorse your certificates. You are strongly urged to send your certificates by certified or registered mail, insuring them for 2% of the current market value of the Wells Fargo common stock represented by the certificates. Regardless of the method used, you bear the full risk of loss if the certificates are lost or stolen.

18.

Can I transfer my plan shares to someone else?

You can transfer your plan shares to a plan account of another person, subject to compliance with any applicable laws. If the person to whom the shares are gifted or transferred is not a plan participant, the plan administrator will automatically open an account for the person and enroll him or her in the plan. To do this, simply complete a plan transaction request form and execute a stock power and return both to the plan administrator. Your signature on the stock power must be Medallion guaranteed by an eligible financial institution or broker. You can obtain a stock power form online (see Question 14) or by calling the plan administrator at 1-877-840-0492.  If you request to transfer all shares in your plan account between a dividend record date and payable date, your transfer request will be processed but your Plan account will not be terminated. You may receive additional dividend reinvestment shares which will require you to submit a written request to transfer the additional shares.

You cannot pledge or grant a security interest in your plan shares or transfer your plan shares outside of the plan unless certificates representing the shares have been issued by the plan administrator.

19.

How do I sell my plan shares?

You can sell some or all of your plan shares by submitting the appropriate information on a plan transaction request form or by submitting a written request to the plan administrator. If the current market value of the shares you want to sell is $25,000 or less, and you have previously established automated privileges, you can sell the shares online (see Question 14) or by contacting the plan administrator by phone at 1-877-840-0492.

•

The plan administrator may match or offset your sale order against one or more purchase orders of other plan participants. If your sale order is offset against purchase orders, your sale proceeds are based on the weighted average price at which the net purchase order is filled.

•

If the plan administrator does not offset your order, the independent agent executes the order on your behalf in the open market or in a negotiated transaction. The independent agent may sell plan shares to Wells Fargo. If the independent agent executes your order in the open market or in a negotiated transaction, the proceeds are based on the weighted average price at which the shares are sold.

After settlement of the sale, the plan administrator will send you a check for the proceeds of the sale, net of brokerage commissions and transaction fees charged by the plan administrator or if you choose, you may have your proceeds, minus brokerage commissions and transaction fees directly deposited to your bank account. Refer to Question 6 for a discussion of brokerage commissions and transaction fees.

If you submit a transaction request form from your account statement to sell all or part of your plan shares, and you are requesting the net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or a blank savings deposit slip for a savings account.  If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit.  Requests for automatic deposit of net sale proceeds that do not provide the required documentation will be ignored and a check for the net proceeds will be issued.

The price of Wells Fargo common stock fluctuates on a daily basis. The price may rise or fall after you submit your request to sell and prior to the ultimate sale of your shares. The price risk will be borne solely by you.  You cannot revoke your request to sell once it is made.

20.

How do I close my account?

You can close your plan account by completing and returning a plan transaction request form or by sending a written request to the plan administrator that includes the name of the plan – Wells Fargo Direct – and your account number. If you have previously established automated privileges, you can terminate your participation in the plan by contacting the plan administrator by phone at 1-877-840-0492. If you have authorized automatic monthly bank withdrawals, the plan administrator must receive your request at least 15 business days before the next scheduled investment date to ensure that the request is effective for that investment date. If your request to terminate from the plan is received on or after a dividend record date but before the dividend payment date, your termination will be processed as soon as practicable, and a separate dividend check will be mailed to you.  Future dividends will be paid in cash unless you re-enroll in the plan.

Upon termination of your participation in the plan, unless you request on a plan transaction request form that some or all of your plan shares be sold, the plan administrator will convert your full plan shares into direct registration and issue you a check, minus brokerage commissions and transaction fees, for any fractional share.  If you request on the plan transaction request form, the independent agent will sell some or all your plan shares on your behalf. After settlement of the sale, the plan administrator will send you a check in the amount of the net proceeds of the sale (plus the market value of any fractional plan share) and convert any whole plan shares not sold into direct registration. Refer to Question 19 for a discussion of how plan shares are sold and Question 6 for a discussion of brokerage commissions and transaction fees.

After termination, you can re-enroll in the plan online or by submitting a new account authorization form and complying with all other enrollment procedures (see Questions 3, 4, 5, and 6). To minimize unnecessary plan administrative costs and to encourage use of the plan as a long-term investment vehicle, Wells Fargo reserves the right to deny participation in the plan to previous participants who Wells Fargo or the plan administrator believes have been excessive in their enrollment and termination.

21.

Who is the plan administrator and what does the plan administrator do?

Wells Fargo Bank, N.A., a subsidiary of Wells Fargo, currently is the plan administrator. The plan administrator forwards participants’ funds to the independent agent for open market purchases. The plan administrator also keeps account records, sends account statements to participants and performs other administrative duties related to the plan.

The plan administrator is responsible for purchasing and selling Wells Fargo common stock for participants’ plan accounts, including the selection of the broker or dealer through which plan transactions are made. Neither Wells Fargo nor the plan administrator has any control over the times or prices at which the independent agent purchases or sells Wells Fargo common stock in the open market.

22.

How do I contact the plan administrator?

By mail: Wells Fargo Shareowner Services P.O. Box 64856 Saint Paul, MN 55164-0856	For overnight delivery: Wells Fargo Shareowner Services 161 North Concord Exchange South Saint Paul, MN 55075-1139

By Phone:
Fax:  1-651-450-4085
Tel:  1-877-840-0492 or 1-651-450-4064
Telephone hours are Monday-Friday, between
the hours of 7:00 a.m. and 7:00 p.m. Central Time
Voice Response is available 24 hours a day.

Internet: www.shareowneronline.com

23.

What are the U.S. federal income tax consequences of participating in the plan?

The U.S. federal income tax consequences of participating in the plan are as follows:

•

Cash dividends reinvested under the plan are taxable to you as if they had been paid to you in cash on the applicable dividend payment date.

•

The tax basis of shares purchased with reinvested dividends or optional cash investments generally is the amount you paid to acquire the shares.

•

You do not realize taxable income from the transfer of shares to your plan account or from the withdrawal of whole shares from your plan account. You will, however, generally realize gain or loss from the receipt of cash instead of any fractional plan share. You will also realize gain or loss when your plan shares are sold. The amount of the gain or loss generally will be the difference between the amount you receive for the shares and the tax basis of the shares.

•

The plan administrator reports dividend income to participants and the Internal Revenue Service (IRS) on Form 1099-DIV. The plan administrator reports the proceeds from the sale of plan shares to the selling participants and the IRS on Form 1099-B.

•

Your dividends and sale proceeds are subject to federal withholding if you fail to provide a taxpayer identification number to the plan administrator. Dividends and sale proceeds payable to participants residing in certain foreign countries may also be subject to federal withholding. In any case in which federal income taxes are required to be withheld, the plan administrator reinvests or pays to you, as the case may be, an amount equal to the dividends or sale proceeds less the amount of tax withheld. For IRS reporting purposes, the amount of any dividend withheld is included in the dividend income.

The discussion above is a summary of the important U.S. federal income tax consequences of your participation in the plan. The summary is based on the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations, administrative rulings and court decisions, as in effect as of the date of this document, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of your participation in the plan. For example, it does not address any state, local or foreign tax consequences of your participation. You should consult your own tax advisor about the tax consequences of your participation in the plan.

OTHER PLAN INFORMATION

Stock Dividends and Stock Splits.  Stock dividends or split shares issued by Wells Fargo on plan shares are credited to your account. Stock dividends or split shares issued with respect to your certificated or direct registration shares are handled in the same manner as for stockholders who are not participating in the plan. Cash dividends paid on the shares issued as stock dividends or stock splits are processed in accordance with the dividend reinvestment option then elected. If the plan administrator receives, between the record date and payable date for a stock distribution, a request for plan termination or a request to sell plan shares, the request will not be processed until the stock distribution is credited to your account.

Dividend and Voting Rights.  Dividend and voting rights of shares purchased under the plan commence upon settlement of the transaction, which normally is three business days after purchase. Shares purchased on or within two business days prior to a dividend record date are considered “ex-dividend” and therefore not entitled to payment of that dividend.

Voting of Plan Shares.  Each shareholder entitled to vote at a meeting of stockholders is sent proxy materials before the meeting. You are encouraged to read the proxy statement carefully. You may vote online or by phone or by returning the signed, dated proxy material. The proxies will vote the shares in accordance with your instructions.

Limitation of Liability.  In administering the plan, neither Wells Fargo, the plan administrator nor the independent agent is liable for any good faith act or omission to act, including but not limited to any claim of liability (a) arising out of the failure to terminate your account upon your death prior to receipt of notice in writing of such death, (b) with respect to the prices or times at which shares are purchased or sold, or (c) as to the value of the shares acquired for you. Wells Fargo reserves the right to interpret and regulate the plan as it deems necessary or advisable in connection with the plan’s operations.  This means Wells Fargo can refuse to process participant-requested transactions to the extent Wells Fargo deems necessary or advisable to comply with applicable laws.

Modification or Termination of the Plan.  Wells Fargo can suspend, modify or terminate the plan at any time in whole or in part or with respect to participants in certain jurisdictions. Notice of any suspension, material modification or termination will be sent to all affected participants.

Denial or Termination of Participation by Wells Fargo. At the direction of Wells Fargo, the plan administrator may terminate a participant’s participation in the Plan if the participant does not own at least one full share in the participant’s name or held through the Plan. Wells Fargo also reserves the right to deny, modify, suspend or terminate participation in the Plan by otherwise eligible persons to the extent Wells Fargo deems it advisable or necessary in its discretion to comply with applicable laws or to eliminate practices that are not consistent with the purposes of the Plan. Participants whose participation in the Plan is terminated will have their full plan shares converted to direct registration. Participants will receive a check less any service fees and broker commissions for any fractional plan share.

WHERE YOU CAN FIND MORE INFORMATION

Registration Statement

We have filed a registration statement on Form S-3 to register with the Securities and Exchange Commission (SEC) the Wells Fargo common stock to be offered for purchase by plan participants. This prospectus is part of that registration statement. The registration statement, including the exhibits to the registration statement, contains additional relevant information about us and our common stock. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

Wells Fargo’s SEC Filings

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You can also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room.

Documents Incorporated by Reference

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can satisfy our disclosure obligations to you by referring you to SEC documents that contain this information. Information contained in a document that is incorporated by reference is considered part of this prospectus. Information contained in documents that we file with the SEC after the date of this prospectus may update or supersede information in this prospectus and information in documents incorporated by reference.

This document incorporates by reference the Wells Fargo SEC documents set forth below. All of the documents were filed under SEC File No. 001-2979.

•

Annual Report on Form 10-K for the year ended December 31, 2003, including information specifically incorporated by reference into the Form 10-K from Wells Fargo’s 2003 Annual Report to Stockholders and Wells Fargo’s definitive Notice and Proxy Statement for Wells Fargo’s 2004 Annual Meeting of Stockholders; and

•

Exhibit 99(e) to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which contains a description of Wells Fargo common stock, including any amendment or report filed to update such description.

All documents filed by Wells Fargo pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before all shares of Wells Fargo common stock covered by this prospectus have been sold are part of this prospectus from the date of filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents Available Without Charge From Wells Fargo

Wells Fargo will provide, without charge, copies of any report incorporated by reference into this prospectus, excluding exhibits other than those that are specifically incorporated by reference in this prospectus. You can obtain a copy of any document incorporated by reference by writing or calling Wells Fargo as follows:

Corporate Secretary
Wells Fargo & Company
MAC N9305-173
Sixth and Marquette
Minneapolis, MN 55479
(612) 667-8655

Information on the internet web site of Wells Fargo or any subsidiary of Wells Fargo is not part of this prospectus, and you should not rely on that information in making your investment decision unless that information is also in this prospectus or in a document that is incorporated by reference into this prospectus.

USE OF PROCEEDS

We will receive proceeds from purchases of our common stock through the plan only if the purchases are made directly from us rather than by the independent agent in the open market. We will use any such proceeds for general corporate purposes.

EXPERTS

The consolidated financial statements of Wells Fargo & Company and Subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report covering the consolidated financial statements refers to a change in the method of accounting for goodwill in 2002.

We have not authorized any person to give any information or make any representation that is different from, or in addition to, that contained in this prospectus or in any document that we incorporate by reference into this prospectus. If anyone gives you any such information, you should not rely on it.

          We do not imply by the delivery to you of this prospectus or the sale of any Wells Fargo common stock hereunder that there has been no change in the affairs of Wells Fargo since the date of this prospectus or that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

Wells Fargo & Company 420 Montgomery Street San Francisco, California 94163 1-800-333-0343	Wells Fargo Direct® Direct Purchase and Dividend Reinvestment Plan CUSIP # 949746 10 1 PROSPECTUS , 2004

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.

Other Expenses of Issuance and Distribution.

SEC Registration Fee

 $ 18,500

Accounting Fees

      1,500

Printing and Mailing Expenses

    20,000

Miscellaneous

      5,000

Total

 $ 45,000

Item 15.

Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding.  Article Fourteenth of the Registrant’s Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 16.

Exhibits.

See Exhibit Index.

Item 17.

Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities
Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on March 12, 2004.

WELLS FARGO & COMPANY

By:

/s/ Richard M. Kovacevich

Richard M. Kovacevich

Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on March 12, 2004 by the following persons in the capacities indicated:

/s/ Richard M. Kovacevich

Chairman, President and Chief Executive Officer

Richard M. Kovacevich

(Principal Executive Officer)

/s/ Howard I. Atkins

Executive Vice President and Chief

Howard I. Atkins

Financial Officer

(Principal Financial Officer)

/s/ Richard D. Levy

Senior Vice President and Controller

Richard D. Levy

(Principal Accounting Officer)

J.A. BLANCHARD III	BENJAMIN F. MONTOYA	}
SUSAN E. ENGEL	PHILIP J. QUIGLEY	}
ROBERT L. JOSS	DONALD B. RICE	}
REATHA CLARK KING	JUDITH M. RUNSTAD	}	A majority of the
RICHARD M. KOVACEVICH	STEPHEN W. SANGER	}	Board of Directors*
RICHARD D. McCORMICK	SUSAN G. SWENSON	}
CYNTHIA H. MILLIGAN	MICHAEL W. WRIGHT	}

___________________________________

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

/s/ Richard M. Kovacevich

Richard M. Kovacevich, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1

Restated Certificate of Incorporation, incorporated by reference to Exhibit 3(b) to the Registrant’s Current Report on Form 8-K dated June 28, 1993.  Certificates of Amendment of Certificate of Incorporation, incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K dated July 3, 1995 (authorizing preference stock), Exhibits 3(b) and 3(c) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (changing the Registrant’s name and increasing authorized common and preferred stock, respectively) and Exhibit 3(b) to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (increasing authorized common stock).

4.2

Certificate of Change of Location of Registered Office and Change of Registered Agent, incorporated by reference to Exhibit 3(b) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

4.3

Certificate of Designations for the Registrant’s 1995 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

4.4

Certificate Eliminating the Certificate of Designations for the Registrant’s Cumulative Convertible Preferred Stock, Series B, incorporated by reference to Exhibit 3(a) to the Registrant’s Current Report on Form 8-K dated November 1, 1995.

4.5

Certificate Eliminating the Certificate of Designations for the Registrant’s 10.24% Cumulative Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K dated February 20, 1996.

4.6

Certificate of Designations for the Registrant’s 1996 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K dated February 26, 1996.

4.7

Certificate of Designations for the Registrant’s 1997 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K dated April 14, 1997.

4.8

Certificate of Designations for the Registrant’s 1998 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K dated April 20, 1998.

4.9

Certificate of Designations for the Registrant’s 1999 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(b) to the Registrant’s Current Report on Form 8-K dated April 21, 1999.

4.10

Certificate of Designations for the Registrant’s 2000 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(o) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

Exhibit Number	Description

4.11

Certificate of Designations for the Registrant’s 2001 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K dated April 17, 2001.

4.12

Certificate of Designations for the Registrant’s 2002 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K dated April 16, 2002.

4.13

Certificate of Designations for the Registrant’s 2003 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated April 15, 2003.

4.14

Certificate Eliminating the Certificate of Designations for the Registrant’s Series A Junior Participating Preferred Stock, incorporated by reference to Exhibit 3(a) to the Registrant’s Current Report on Form 8-K dated April 21, 1999.

4.15	By-Laws, incorporated by reference to Exhibit 3(m) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1998.

5.1	Opinion of Robert J. Kaukol, Senior Counsel.

23.1	Consent of Robert J. Kaukol (included in Exhibit 5.1)

23.2	Consent of KPMG LLP.

24.1	Powers of Attorney.